Exhibit (a)(5)(GG)

FAQ - General

1.	What has happened since the acquisition was announced?
•	We’ve been listening.
•	Following the March 20 Zoom Town Hall with Brad, which was attended by more than 3,000 Beacon employees, we’ve continued to listen.
•	QXO’s team has been meeting with Beacon team members in the branches, in the corporate offices and on video calls. We’ve gathered information about what you feel are Beacon’s strengths and areas where you’d like to see improvement.
•	We’ve learned directly from you about the great work you do every day.
•	We also conducted an employee survey, to which more than 3,000 Beacon team members responded.

2.	What decisions have been made on Beacon leadership?
•	We’re still in the early stages of our conversations and learning about the business.
•	The most important thing to remember is that it’s business as usual for the time being. Nothing changes. Every decision QXO makes now and in the future, even when it comes to improving the business, will be made with an eye toward delighting our customers without disruption.
•	Beacon is QXO’s first acquisition in the building products space. As your team runs the business, we’ve enjoyed learning about the day-to-day operations, along with the challenges you face.
•	As time goes on, we’ll continue having conversations with all of you to understand better how we can build on the great things you’re already doing, and how to improve.
•	We realize that our success in running businesses has come in different industries, so we’re excited to listen to you, the experts about the ins and outs of the roofing distribution business.

3.	Will my benefits or benefits provider change?
•	All benefit programs will also remain the same for the time being. Any future changes to benefit programs, if any, will be communicated well in advance, with no disruptions.

4.	What were the results of the employee survey conducted last week?
•	We’re still reading all the responses, but a few themes have emerged from the survey.
•	Beacon team members have expressed a great deal of pride in the company’s culture, which is one of teamwork and collaboration.
•	You also touted Beacon’s significant growth and expansion into new markets.
•	Among areas of improvement, you’ve expressed a desire for an upgrade in technology and systems, as well as for more support at the branch level.
•	Our teams have completed around 500 acquisitions across different industries, and in every case, we’ve discovered a huge wealth of fantastic ideas from employees—ideas that, when acted upon, made the business much stronger. This has been no different with Beacon.
•	Tapping into all those extremely valuable ideas is the most important secret of our success, and we’re already encouraged with the collaboration we’ve had with the Beacon team.

5.	How quickly will the rebranding happen? Will Waterproofing be called QXO Waterproofing?
•	We are working with the Beacon team to finalize a plan on the rebranding timeline and will provide updates as soon as possible.
•	Rebranding costs will not be counted against your internal operating metrics for the fiscal year.

6.	Will we be forced to use XPO for our logistics?
•	No. Any negotiations with potential partners will be held on an arms-length basis.

7.	What software is QXO bringing to us?
•	We are still in the very early stages of our discussions about Beacon’s operations. We will provide updates as soon as possible.

8.	Will we still be greenfielding and conducting M&A?
•	As has been the case with all of our prior companies, we will be opportunistic and nimble on greenfielding and M&A.

9.	We are concerned that new leadership will not be as focused on safety. Is that true?
•	Safety was, is and will remain one of our top priorities.
•	All of the companies Brad has founded, including XPO, United Rentals, GXO and RXO, count safety as a core value.
•	We share Beacon’s dedication to safety and will continue that tradition.
•	In fact, just today, Brad recorded the safety video that will be played during the 2025 Safety Stand Down being held later this month.

10.	What are the next steps?
•	The QXO team will continue meeting with Beacon employees to learn about the business.
•	We’ll also continue analyzing the survey results, as we formulate a plan for building on your success—with your input.
•	In every area of the business, we’ll keep asking those two important questions:
o	What has Beacon been doing really well—things we’d be crazy to change?
o	Where can we improve—whether it’s delighting customers, outpacing the competition, raising morale, enhancing compensation plans, or anything you know will make Beacon the best building products distributor in the industry?

FAQ - Stock ownership

1.	If an employee would prefer to avoid the taxable event that occurs when BECN shares are cashed out at $124.35 per share at closing, can an employee choose to have their BECN shares converted into QXO shares instead (similar to what’s happening with respect to vested stock options)?
•	There is a hard and fast rule that all BECN shareholders need to be treated equally under the tender offer, meaning that all BECN shareholders receive the same compensation for their shares at the same time, regardless of whether they tender their shares or not. In this case, that means all BECN shareholders cashing out at $124.35 at the closing. Giving employee shareholders the option to convert to QXO would violate that rule because it’s not an option being given to all shareholders.

2.	Can Morgan Stanley provide some direction on various options to avoid taxes/capital gains once shares are sold?
•	Morgan Stanley is pleased to offer a series of webinars to support Beacon employees with guidance on managing the tax implications of the transaction. Their team is well-equipped to share insights and strategies tailored to this event. In addition, Morgan Stanley can provide access to Financial Advisors for those who wish to discuss their individual situations in more detail or have personal financial questions.

3.	What happens if I don’t tender my shares?
•	If the tender offer is successful - meaning the required number of shares is tendered and all closing conditions are met - QXO will complete what is called a “second-step merger” to acquire any remaining untendered shares. In that case, non-tendering employees who own Beacon stock—via outright purchase, purchase through the ESPP, or as the result of a vesting event where restricted stock units converted to BECN shares—will still receive the same $124.35 per share as those who do tender. However, QXO encourages employees to participate in the tender offer to help ensure the minimum tender threshold is met and the transaction can proceed smoothly.

4.	How do I tender my shares held at Shareworks?
•	QXO has engaged Innisfree M&A (“Innisfree”) to facilitate the distribution of QXO’s tender offer materials and the collection of tender offer elections. If you hold shares at Shareworks, you should have received an email from administrator@tabulationsplus.com that includes a link to review QXO’s tender offer materials and an electronic form to provide your tender offer election. The tender offer election form provides you with three options 1) Tender all shares; 2) Tender a certain percentage of your shares as inputted by you; or 3) Do not tender any shares. If you choose to tender your shares, Innisfree will communicate that to Shareworks who will tender your shares on your behalf. Once QXO accepts the tendered shares, Shareworks will reflect a cash balance in your account, which you can transfer to your bank account at any time. If you have any questions regarding the tender offer process, you may call Innisfree’s call center at (877)-717-3922. If you have questions about your Shareworks account, you may call their helpline at 1-877-380-7793.
•	As communicated previously, Key Employees and Section 16 Individuals (collectively, “Insiders”) are still subject to Beacon’s pre-clearance process for the tender offer. Therefore, Insiders can only tender their shares once they’ve obtained pre-clearance during an open window.

5.	Can Beacon employees buy QXO stock now?
•	Beacon employees must continue to follow their standard insider trading policies and blackout rules as they apply to both Beacon and QXO. Importantly, trading QXO stock while in possession of material non-public information about Beacon may be considered “shadow” insider trading, a practice the SEC has actively enforced in recent cases. If you’re unsure whether a transaction is permitted, you should consult the Beacon legal department before trading.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon Roofing Supply, Inc. (“Beacon”) will tender their shares in the tender offer; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s SEC filings, including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC, as each may be amended from time to time. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

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